Exhibit 99.1

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

INDEPENDENT AUDITORS’ REPORT

To the Members
Lightstone Member LLC, PRC Member LLC,
Lightstone Member II LLC and Lightstone Member III LLC
Lakewood, NJ 08701

We have audited the accompanying combined balance sheets of Lightstone Member LLC, PRC Member LLC, Lightstone Member II LLC and Lightstone Member III LLC (the “Companies”) as of December 31, 2007 and 2006, and the related combined statements of operations, changes in members’ equity deficit and cash flows for the years then ended. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Companies are not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies as of December 31, 2007 and 2006, and the combined results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an option on the basic financial statements taken as a whole. The supplementary information shown on pages 20 and 21 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subject to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ The Schonbraun McCann Group, LLP

Roseland, New Jersey
March 24, 2008

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
COMBINED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006
(Dollar amounts in thousands)

	2007	2006

ASSETS

Investments in Real Estate, net of accumulated depreciation of $28,787 (2007) and $18,698 (2006)	$235,595	$304,358

Other Assets
Cash and cash equivalents	3,028	2,695
Escrow deposits	17,177	13,863
Rents and other receivables, net of allowance of $2,859 (2007) and $1,043 (2006)	7,307	7,255
In place lease value, net of accumulated amortization of $11,745 (2007) and $9,320 (2006)	6,409	9,256
Acquired lease rights, net of accumulated amortization of $5,483 (2007) and $3,816 (2006)	5,160	6,891
Deferred financing and lease costs, net of accumulated amortization of $2,014 (2007) and $1,120 (2006)	2,505	1,766
Prepaid expenses	968	981

	$278,149	$347,065

LIABILITIES AND MEMBERS’ EQUITY DEFICIT

Liabilities
Mortgage and other notes payable	$306,131	$308,092
Notes payable – related party	49,994	31,670
Interest payable	1,265	1,288
Deferred revenue	3,343	1,465
Accounts payable, accrued expenses and other liabilities	6,928	6,817
Acquired lease obligation, net of accumulated amortization of $7,241 (2007) and $6,105 (2006)	3,768	5,534
Due to affiliates	13,974	9,506

	385,403	364,372

Commitment and Contingencies

Members’ Deficit	(107,254)	(17,307)

	$278,149	$347,065

The accompanying notes are an integral part of these combined financial statements.

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
COMBINED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2007 and 2006
(Dollar amounts in thousands)

	2007	2006

Revenues
Rental	$35,660	$40,959
Tenant reimbursements	19,449	16,587
Interest and other income	4,704	1,039

	59,813	58,585

Expenses
Rental property operating and maintenance expenses	24,591	23,311
Real estate taxes	5,352	4,974
Provision for losses on real estate	75,994	—
Interest, including amortization of $212 in 2007 and $330 in 2006 and prepayment penalty of $1,050 in 2006	25,144	25,112
Depreciation and amortization	14,108	16,102
General and administrative	4,395	3,017

	149,584	72,516

Net Loss	$(89,771)	$(13,931)

The accompanying notes are an integral part of these combined financial statements.

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY DEFICIT
YEARS ENDED DECEMBER 31, 2007 AND 2006
(Dollar amounts in thousands)

	Presidential Realty Corp.	David Lichtenstein	Cedar Asset Management, LLC	Harold Rubin	Total

Balance at January 1, 2006	$(1,598)	$533	$(55)	$114	$(1,006)

Contributions	—	—	—	—	—

Distributions	(652)	(1,705)	(2)	(12)	(2,370)

Net loss	(4,040)	(9,782)	(79)	(30)	(13,931)

Balance at December 31, 2006	(6,290)	(10,954)	(136)	72	(17,307)

Distributions	(160)	—	—	(16)	(176)

Net loss	(26,034)	(63,554)	(131)	(52)	(89,771)

Balance at December 31, 2007	$(32,484)	$(74,508)	$(267)	$4	$(107,254)

The accompanying notes are an integral part of these combined financial statements.

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
COMBINED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2007 and 2006
Increase (decrease) in cash and cash equivalents
(Dollar amounts in thousands)

	2007	2006

Cash Flows From Operating Activities:
Net loss	$(89,771)	$(13,931)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	14,320	16,432
Provision for losses on real estate	75,994	—
Net change in revenue related to acquired lease rights/obligations	(35)	(1,864)
Bad debt allowance	1,816	725
Rents and other receivables	(1,868)	(1,536)
Prepaid expenses	13	(86)
Accounts payable, accrued expenses and other liabilities	111	1,632
Interest expense payable	(23)	(209)
Due to affiliates, net	4,468	5,191
Deferred leasing costs	(2,095)	(1,112)
Deferred revenue	1,878	(164)

Net cash provided by operating activities	4,808	5,078

Cash Flows Used In Investing Activities:
Escrow deposits, net	(3,314)	1,382
Additions to properties	(17,320)	(12,203)

Net cash used in investing activities	(20,634)	(10,821)

Cash Flows From Financing Activities:
Proceeds from mortgage notes payable	—	110,500
Repayment of mortgage note payable	(1,961)	(105,758)
Proceeds from notes payable – related party	18,324	3,470
Deferred financing costs	(28)	(892)
Capital distributions	(176)	(2,370)

Net cash provided by financing activities	16,159	4,950

Net change in cash and cash equivalents	333	(793)

Cash and cash equivalents, beginning of year	2,695	3,488

Cash and cash equivalents, end of year	$3,028	$2,695

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year ended for:
Interest	$24,954	$23,942

Prepayment penalty	$—	$1,050

The accompanying notes are an integral part of these combined financial statements.

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(Dollar amounts in thousands)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

	a.	Formation

Lightstone Member LLC (“Lightstone”) and PRC Member LLC (“PRC”) were both organized under the laws of the Commonwealth of Delaware on September 10, 2004. Lightstone Member II LLC (“Lightstone II”) and Lightstone Member III LLC (“Lightstone III”) were formed under the laws of Commonwealth of Delaware on December 1, 2004, and June 30, 2005, respectively. They are collectively the “Entities” or the “Companies”. The purpose of the Companies is to acquire, own, develop and manage retail malls. The Companies own the following retail malls as of December 31, 2007:

Property Name	Location	Approximate Square Feet	Ownership	Occupancy at Dec. 31, 2007

Martinsburg Mall	Martinsburg, WV	552,000	Fee	97%
Mt. Berry Square Mall	Rome, GA	478,000	Fee	91%
Bradley Square Mall	Cleveland, TN	385,000	Fee	92%
W. Manchester Mall	York, PA	733,000	Fee	88%
Shenango Valley Mall	Hermitage, PA	508,000	Leasehold	99%
Shawnee Mall	Shawnee, OK	444,000	Fee	64%
Brazos Outlet Center	Lake Jackson, TX	698,000	Fee	90%
Burlington Mall	Burlington, NC	412,000	Fee	58%
Macon Mall	Macon, GA	1,446,000	Fee/Leasehold	81%

		5,656,000

As of December 31, 2007, members of the Companies and their respective percentage interests are as follow:

Lightstone and PRC	Ownership Interests

Presidential Realty Corp.	29%
David Lichtenstein (Managing Member)	70%
Cedar Asset Management, LLC	1%

Lightstone II	Ownership Interests

Presidential Realty Corp.	29%
David Lichtenstein (Managing Member)	70%
Harold Rubin	1%

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(Dollar amounts in thousands)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

	a.	Formation (continued)

Lightstone III	Ownership Interests

Presidential Realty Corp.	29%
David Lichtenstein (Managing Member)	71%

b.	Cash Distribution, Profit and Loss Allocations

The Companies shall continue to operate until dissolved per the operating agreements. The liability of each of the members is limited to the amount of capital contributed.

Distributions of proceeds shall be distributed to the members at the discretion of the Managing Member, subject to the terms and conditions of all indebtedness of the Companies; provided that cash flow shall be distributed not less than annually and capital proceeds shall be distributed not later than forty-five days from the closing of the transaction giving rise to such capital proceeds.

Distributions of cash flow shall be made to the members as follows:

(a)

First, to the Managing Member and its affiliate, Cedar Asset Management, LLC (or Harold Rubin), until the Managing Member and its affiliate (or Harold Rubin) have received an aggregate amount equal to an accrued return of 11% per annum (“Preferred Return”) on the Managing Member’s and affiliate’s unreturned capital contribution.

(b)	Then, to the members in accordance with their respective ownership interests.

Capital proceeds shall be distributed to the members as follows:

(a)

First, to the Managing Member and its affiliates, until the Managing Member and its affiliates have received an aggregate amount equal to an accrued return of 11% per annum on the Managing Member’s and its affiliates’ unreturned capital contribution.

(b)	Then, to the Managing Member and its affiliates, until the Managing Member and its affiliates have received an aggregate amount equal the Managing Member’s and its affiliates’ capital contribution.

(c)	Then, to the members in accordance with their respective ownership interests.

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(Dollar amounts in thousands)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

	c.	Allocation of Profits and Losses

For financial reporting purposes, income is allocated based upon the cash flow distribution formula above. Losses are allocated pro-rata based upon ownership interests.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	a.	Basis of Accounting

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

	b.	Principles of Combination

The combined financial statements include the accounts of Lightstone and its wholly owned subsidiaries; Mount Berry Square Mall LLC, Bradley Square Mall LLC, West Manchester Mall LLC and Shenango Valley Mall LLC; PRC and its wholly owned subsidiary; Martinsburg Mall LLC; Lightstone II and its wholly owned subsidiaries; Shawnee Mall LLC and Brazos Outlet Mall LLC; Lightstone III and its wholly owned subsidiaries; Macon Mall LLC and Burlington Mall LLC. All material intercompany balances and transactions have been eliminated in combination. The financial statements were combined due to common ownership and control.

	c.	Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. They also affect reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of investments in real estate, valuation of receivables and the allocation of purchase price to acquired lease rights and obligations. Actual results could differ from those estimates.

	d.	Cash and Cash Equivalents

For purposes of the statement of cash flows, the Companies consider short-term investments with maturities of 90 days or less when purchased to be cash equivalents. The Companies maintain cash accounts at financial institutions, which are insured up to a maximum of $100,000. At various times during the year, balances exceeded the federally insured limit. Due to the stature and high credit quality of the financial institutions, such credit risk is considered to be minimal.

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(Dollar amounts in thousands)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	e.	Marketing

General marketing and advertising costs are expensed as incurred and were approximately $1,718 and $1,295 for 2007 and 2006, respectively.

	f.	Revenue Recognition and Tenant Receivables

Base rental revenues from rental retail properties are recognized on a straight-line basis over the noncancelable terms of the related leases, which are all accounted for as operating leases. “Percentage rent” or rental revenue which is based upon a percentage of the sales recorded by the Companies’ tenants, is recognized in the period in which the tenants achieve their specified threshold per their lease agreements. These amounts are included in rental revenue in the accompanying financial statements.

Rental income is also recognized in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, whereby the amortization of acquired favorable leases and acquired unfavorable leases is recognized as a reduction of or an addition to base rental income, respectively, over the terms of the respective leases. The net amount included in base rental income for the years ended December 31, 2007 and 2006 are as follows:

	2007	2006

Martinsburg Mall	$(148)	$(97)
Bradley Square Mall	74	107
West Manchester Mall	200	704
Shenango Valley Mall	238	274
Mount Berry Square Mall	116	175
Shawnee Mall	(32)	126
Brazos Outlets Center	(69)	574
Burlington Mall	1	51
Macon Mall	(345)	(50)

	$35	$1,864

Reimbursements from tenants related to real estate taxes, insurance and other shopping center operating expenses are recognized as revenue, based on a predetermined formula, in the period the applicable costs are incurred. Lease termination fees are recognized when the related leases are canceled, the tenant surrenders the space, and the Companies have no continuing obligation to provide services to such former tenants.

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(Dollar amounts in thousands)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	f.	Revenue Recognition and Tenant Receivables (Continued)

The Companies provide an allowance for doubtful accounts against the portion of tenant receivables which is estimated to be uncollectible. Management of the Companies reviews its allowance for doubtful accounts monthly. Balances that are past due over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered doubtful. Allowance for doubtful accounts as of December 31, 2007 and 2006 was approximately $2,859 and $1,043, respectively.

	g.	Deferred Charges

Deferred leasing commissions, acquired in-place lease value, and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are capitalized and amortized to interest expense over the term of the related loan using a method that approximates the effective-interest method.

	h.	Real Estate and Depreciation

Real estate is stated at historical cost less accumulated depreciation. The building and improvements thereon are depreciated on the straight-line basis over an estimated useful life of 40 years. Tenant improvements are depreciated on the straight-line basis over the shorter of the lease term or their estimated useful life. Equipment is depreciated on the straight-line basis over estimated useful lives of 5 to 7 years.

Improvements and replacements are capitalized when they extend the useful life or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

	i.	Impairment of Long-Lived Assets

Management assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Provision for losses on real estate includes the impairment on assets to be held and used. See Note 4.

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(Dollar amounts in thousands)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	j.	Purchase Accounting for Acquisition of Interests in Real Estate Entities

Management allocated the purchase price of properties to tangible and identified intangible assets acquired based on its fair value in accordance with the provisions of SFAS No. 141, Business Combinations. The fair value of the tangible assets of an acquired property (which includes land, building, and improvements) was determined by valuing the properties as if vacant, and the “as-if-vacant” value was then allocated to land, building and improvements based on management’s determination of the relative fair values of these assets. Management determined the “as-if-vacant” fair value of properties using methods similar to those used by independent appraisers.

Factors considered by management in performing these analyses included an estimate of carrying costs to execute similar leases. In estimating carrying costs, management included real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimated costs to execute similar leases including leasing commissions, legal and other related costs.

In allocating the fair value of the identified intangible assets and liabilities of acquired properties, above-market and below-market in-place lease values were recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values (included in the acquired lease rights in the accompanying combined balance sheets) are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented as acquired lease obligations in the accompanying combined balance sheets) are amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, was measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value was allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value because such value and its consequence to amortization expense is immaterial for these particular acquisitions. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(Dollar amounts in thousands)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	j.	Purchase Accounting for Acquisition of Interests in Real Estate Entities (Continued)

Purchase accounting was applied, on a pro-rata basis, to the assets and liabilities related to the Properties. The results of operations of the Properties since acquisition are included in the accompanying combined statements of operations. The purchase price of the Properties, including closing costs, was as follows:

Lightstone	$84,089
PRC	27,247
Lightstone II	45,500
Lightstone III	167,006

$323,842

The fair value of the real estate acquired was allocated to the acquired tangible assets, consisting of land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, if any, based in each case on their fair values.

The following are the amounts that were assigned to each major asset and liability caption at the acquisition date:

	Lightstone	PRC	Lightstone II	Lightstone III

Land	$10,641	$6,875	$7,086	$25,930
Buildings and tenant improvements	70,378	16,546	35,797	132,946
Acquired lease rights(1)	2,426	1,843	1,851	4,588
Acquired lease obligations (1)	(6,069)	(781)	(2,052)	(2,737)
In-place lease values(1)	6,713	2,764	2,818	6,279

	$84,089	$27,247	$45,500	$167,006

(1)	These intangibles are being amortized over the remaining lease terms. The weighted average remaining lease terms are approximately 4.2 years.

k.	Income Taxes

The Companies are limited liability companies which elected to be treated as partnerships for income tax purposes and are, therefore, not subject to income taxes at the entity level. All income and losses pass through to the members and are reported by them individually for income tax purposes.

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(Dollar amounts in thousands)

3.	ESCROW DEPOSITS

Escrow deposits include funds and other restricted deposits required in conjunction with the Companies’ loan agreements. Such amounts are to be used for specific purposes, such as the payment of real estate taxes, insurance and capital improvements.

4.	REAL ESTATE

The investments in real estate consist of nine retail malls as identified in Note 1. During 2007 the current downturn in the commercial real estate and lack of demand for retail space in the regions covered by certain holdings has caused management to reassess the carrying value of each of the properties. Based on this assessment, management has determined that four of the nine properties have suffered an impairment loss of $75,994 in the aggregate. Determined fair values of the impaired properties at December 31, 2007, are as follows:

Macon Mall	$79,680
Burlington Mall	$7,900
Mt. Berry Square Mall	$19,490
W. Manchester Mall	$25,450

In accordance with the provisions of SFAS No. 144, the above properties were written down from their individual carrying values to the determined fair values and the Company recognized a loss of $75,994 in the aggregate.

Fair value was determined on an income approach where future estimated cash flows are capitalized to arrive at an estimate of value. Cash flow was determined for each property based on current and anticipated operations. The capitalization rates were developed from market data specific to each of the malls. The inputs used to assess fair value are considered unobservable level 3 inputs.

At December 31, 2007, and 2006 investments in real estate consists of the following:

	2007	2006

Land	$50,466	$50,466
Buildings and improvements	252,594	237,230
Tenant improvements	37,316	35,360

	340,376	323,056
Less accumulated depreciation	(28,787)	(18,698)

Carrying value before impairment	311,589	304,358

Impairment	(75,994)	—

	$235,595	$304,358

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(Dollar amounts in thousands)

5.	MORTGAGE AND OTHER NOTES PAYABLE

On June 8, 2006, Martinsburg Mall, LLC (“Martinsburg”), Shenango Valley Mall, LLC (“Shenango”), Mount Berry Square Mall, LLC (“Mt. Berry”), and Bradley Mall, LLC (“Bradley”) together borrowed $73,900 from CIBC Inc., at an interest rate of 5.93% per annum. The loan is payable interest only monthly for twenty three months and thereafter in equal monthly installment of $440 and is secured by the related real estate, assignment of leases, rent and security deposits. The loan matures in July 2016 with no prepayment option. The loan, however, may be defeased.

Management allocated the loan amount to the Properties as follows:

Martinsburg	$27,285
Bradley	12,615
Shenango	13,470
Mt. Berry	20,530

$73,900

On June 8, 2006, West Manchester, Mall LLC (“West Manchester”) borrowed $29,600 from CIBC Inc., at an interest rate of LIBOR plus 232 basis points (approximately 7.06% per annum at December 31, 2007), subject to a minimum rate of 7.89% per annum. The loan is payable interest only monthly and is secured by its real estate, assignment of leases, rent and security deposits. The loan matures on June 8, 2008 and contains a prepayment penalty equal to .75% of the outstanding principal amount if repaid prior to maturity. The loan is guaranteed, up to $10,360, by Lightstone Holdings, LLC an affiliate of a member.

On June 8, 2006, Martinsburg, Shenango, Mount Berry, and Bradley borrowed $7,000 from CIBC Bank, at an interest rate of 12% per annum. Principal and interest on this loan is payable in equal monthly installment of $72 and is secured by the related real estate, assignment of leases, rent and security deposits of each property. The loan matures on July 1, 2016 with no prepayment option till three months prior to maturity date; however, the loan may be defeased.

At December 31, 2007 and 2006 loan amount allocated to properties were as follows:

	2007	2006

Martinsburg	$2,575	$2,579
Bradley	1,186	1,189
Shenango	1,276	1,279
Mt. Berry	1,947	1,949

	$6,984	$6,996

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(Dollar amounts in thousands)

5.	MORTGAGE AND OTHER NOTES PAYABLE (Continued)

On December 16, 2004, Lightstone II borrowed $39,500 from Wachovia at an interest rate of the greater of 8.8% per annum or the 30 day LIBOR plus 280 basis points (approximately 7.54% at December 31, 2007). This loan is payable interest only monthly and originally matured on January 9, 2007 with three one-year options with an extension fee of .125% of the outstanding principal. This loan is secured by the real estate, assignment of leases, rent and security deposits of Brazos Outlet Center LLC (“Brazos”) and Shawnee Mall LLC (“Shawnee”).

The Company extended the loan until January 2009.

Management allocated the loan amount to the properties as follows:

Brazos	$21,725
Shawnee	17,775

$39,500

On June 30, 2005, Lightstone III borrowed $141,200 (“Mortgage”) from Wachovia at an interest rate of 5.78% per annum. This loan is payable interest only monthly until July 11, 2006 and then installments of $827 as principal and interest until maturity on June 11, 2015. This loan is secured by the real estate, assignment of leases, rent and security deposits of Macon Mall LLC (“Macon”) and Burlington Mall LLC (“Burlington”). On June 30, 2005, Wachovia made an additional mezzanine loan (“Mezzanine”) in the amount of $17,650 under the same terms as the first mortgage.

Management allocate the mortgage and Mezzanine loans to the properties at acquisition as follows:

	First Mortgage	Mezzanine Loan

Macon	$114,203	$14,275
Burlington	26,997	3,375

	$141,200	$17,650

Mortgage and Mezzanine loans to the properties at December 31, 2007:

	First Mortgage	Mezzanine Loan

Macon	$112,257	$14,032
Burlington	26,541	3,317

	$138,798	$17,349

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(Dollar amounts in thousands)

5.	MORTGAGE AND OTHER NOTES PAYABLE (Continued)

Mortgage and Mezzanine loans to the properties at December 31, 2006:

	First Mortgage	Mezzanine Loan

Macon	$113,659	$14,208
Burlington	26,870	3,359

	$140,529	$17,567

Future minimum annual principal payments at December 31, 2007, after exercising of extension options, are as follows:

2008	$32,006
2009	42,597
2010	3,287
2011	3,489
2012	3,666
Thereafter	221,086

$306,131

6.	NOTES PAYABLE – RELATED PARTY

Lightstone borrowed $8,600 in 2004 from Presidential Realty Corp., a member of the Companies. The loan bears interest of 11% per annum, payable monthly. The entire loan payable is due in September 2014. The loan is secured by an assignment of the Companies’ ownership interest in its subsidiaries, subject to the first mortgage lien to CIBC Inc.

The loan has a prepayment penalty of 3% of principal. $959 was recorded as interest expense in each of 2007 and 2006.

PRC borrowed $2,600 in 2004 from David Lichtenstein and Cedar Asset Management, LLC, members of the Companies. The loans bear interest of 11% per annum, payable interest only monthly. The entire loan balances are due in September 2014. The loans are secured by an assignment of the Companies’ ownership interest in PRC’s subsidiary, subject to the first mortgage lien to CIBC Inc.

This loan has a prepayment penalty of 3% of principal. $290 was recorded as interest expense in each of 2007 and 2006.

Lightstone II borrowed $7,500 in 2004 from Presidential Realty Corp., a member of the Companies. This loan bears interest only at the rate of 11% per annum payable in monthly installments and matures on December 23, 2014. This loan is secured by interest in certain subsidiaries subject to the first mortgage lien to Wachovia Bank. Presidential Realty Corp. funded an additional $335 in 2006 under the same terms.

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(Dollar amounts in thousands)

6.	NOTES PAYABLE – RELATED PARTY (Continued)

This loan has a prepayment penalty of 3% of principal. Approximately $873 and $856 were recorded as interest expense in 2007 and 2006, respectively.

On June 30, 2005, Lightstone III borrowed $9,500 from Presidential Realty Corp., a member of the Companies. This loan bears interest only at a rate of 11% per annum payable monthly and matures on June 30, 2015. This loan is secured by membership interests in certain subsidiaries, subject to the first mortgage lien to Wachovia bank.

This loan has a prepayment penalty of 3% of principal. $1,060 was recorded as interest expense in 2007 and 2006.

A member of the Company advanced $1,947 in 2005 for working capital needs of certain properties. This amount was repaid with approximately $125 of interest expense in 2006. The member advanced $3,135 in 2006 and an additional $18,324 in 2007 for the same purpose.

The net amount due to affiliates represents advances from affiliated entities and is due upon demand at interest rate of 11%.

7.	RENTALS UNDER OPERATING LEASES

The Companies’ receive rental income from the leasing of retail shopping center space under operating leases. The Companies recognize income from tenant operating leases on a straight-line basis over the respective lease terms and, accordingly, rental income in a given period will vary from actual contractual rental amounts due. Rental income recorded in 2007 and 2006 in excess of amounts contractually due was approximately $365 and $856, respectively.

The minimum annual future base rentals due under non-cancelable operating leases as of December 31, 2007, are approximately as follows:

2008	$25,856
2009	21,623
2010	17,765
2011	12,586
2012	8,890
Thereafter	6,856

$93,576

Minimum annual future rentals due do not include amounts which are payable by certain tenants based upon certain reimbursable operating expenses. The tenants include national and regional chains and local retailers and, consequently, the Companies’ credit risk is concentrated in the retail industry.

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(Dollar amounts in thousands)

8.	COMMITMENT AND CONTINGENCIES

Shenango Valley Mall is subject to a ground lease. The Companies exercised the first 17 year ground lease option in 2005 which expires on December 31, 2021. The ground lease payment is based upon 10% of monthly gross revenues, as defined. The gross revenues, upon which the ground rent is computed, cannot be less than 75% of gross revenues of the previous year. Approximately $324 and $436 were expensed as ground rent for Shenango in 2007 and 2006, respectively.

A parcel of Macon Mall is under a ground lease that expires in 2071. The ground lease is subject to an annual rent payment of $54 throughout the remainder of its term. The Companies are responsible for all other costs including real estate taxes and utilities. Future minimum lease payments are as follows:

2008	$54
2009	54
2010	54
2011	54
2012	54
Thereafter	3,186

$3,456

9.	FAIR VALUE OF FINANCIAL INSTRUMENTS

As of December 31, 2007, the fair values of the Companies’ mortgage and other notes and mezzanine notes payable to related parties approximate the carrying values as the terms are similar to those currently available to the Companies for debt with similar risk and the same remaining maturities. The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, due to affiliates, and accounts payable and other liabilities approximate fair value because of the short-term nature of these instruments.

10.	SUBSEQUENT EVENTS

Subsequent to the date of these financial statements the Company notified the servicers of Lightstone III’s mezzanine loans ($17,650 Wachovia and $9,500 Presidential) relating to the Macon and Burlington Malls that the cash flows were insufficient to pay the required monthly debt service. At that time, regularly scheduled debt service payments were suspended. The failure to pay under the mezzanine loan agreements constitutes a default on the mezzanine loans allowing the lenders to exercise certain remedies contained in the loan agreements. Default on the mezzanine loans does not, in itself, constitute a default under the first mortgage on the properties. The Company is in discussions with the servicer of the loans in an attempt to restructure the debt.

SUPPLEMENTARY INFORMATION

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
COMBINED BALANCE SHEETS
DECEMBER 31, 2007
(Dollar amounts in thousands)

	Lightstone	PRC	Lightstone II	Lightstone III	Combined

ASSETS

Investment in real estate, net of accumulated depreciation	$67,144	$21,991	$62,913	$83,547	$235,595

Other Assets
Cash and cash equivalents	635	3	831	1,559	3,028
Escrow deposits	3,952	2,422	1,743	9,060	17,177
Rents and other receivables, net	2,678	509	1,936	2,184	7,307
In-place lease value, net of accumulated amortization	2,197	1,401	795	2,016	6,409
Acquired lease rights, net of accumulated amortization	1,239	903	654	2,364	5,160
Deferred financing and leasing costs, net of accumulated amortization	998	195	759	553	2,505
Prepaid expenses	599	44	225	100	968

	$79,442	$27,468	$69,856	$101,383	$278,149

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)

Liabilities
Mortgage and other notes payable	$80,623	$29,861	$39,500	$156,147	$306,131
Notes payable - related party	8,600	2,600	29,294	9,500	49,994
Interest payable	461	129	174	501	1,265
Deferred revenue	1,196	171	495	1,481	3,343
Accounts payable, accrued expenses and other liabilities	1,169	351	3,388	2,020	6,928
Acquired lease obligation, net of accumulated amortization	1,895	332	494	1,047	3,768
Due to affiliates	9,253	(3,459)	3,871	4,309	13,974

	103,197	29,985	77,216	175,005	385,403

Commitments and Contingencies Members’ Equity (Deficit)	(23,755)	(2,517)	(7,360)	(73,622)	(107,254)

	$79,442	$27,468	$69,856	$101,383	$278,149

The accompanying notes are an integral part of this combined supplementary information.

LIGHTSTONE MEMBER LLC
PRC MEMBER LLC
LIGHTSTONE MEMBER II LLC
LIGHTSTONE MEMBER III LLC
COMBINED STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2007
(Dollar amounts in thousands)

	Lightstone	PRC	Lightstone II	Lightstone III	Combined

Revenue
Rental	$11,314	$3,219	$6,980	$14,147	$35,660
Tenant reimbursements	7,012	2,007	2,714	7,716	19,449
Interest and other income	195	95	118	4,296	4,704

	18,521	5,321	9,812	26,159	59,813

Expenses
Rental property operating and maintenance expenses	8,710	2,506	5,237	8,138	24,591
Real estate taxes	1,757	331	643	2,621	5,352
Provision for losses on real estate	7,324	—	—	68,670	75,994
Interest including amortization of $212	7,253	1,775	5,850	10,266	25,144
Depreciation and amortization	4,001	900	2,847	6,360	14,108
General and administrative	1,778	605	476	1,536	4,395

	30,823	6,117	15,053	97,591	149,584

Net Loss	$(12,302)	$(796)	$(5,241)	$(71,432)	$(89,771)

The accompanying notes are an integral part of these combined financial statements.